Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following lists the subsidiaries of ATI Inc., excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

Name of Subsidiary	State or Country of Incorporation
Allegheny Ludlum, LLC	Pennsylvania
ATI Specialty Rolled Products Holdings LLC	Pennsylvania
ATI Ladish LLC	Wisconsin
ATI Operating Holdings, LLC	Delaware
ATI Specialty Materials, LLC	Pennsylvania
ATI Specialty Alloys & Components, LLC	Delaware